Filed Pursuant to Rule No. 424(b)(3)
                                                      Registration No. 333-67594



THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS NAMED HEREIN MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND THE SELLING SHAREHOLDERS ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                   PROSPECTUS

                             THE MARCUS CORPORATION

                        2,150,000 SHARES OF COMMON STOCK

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission relating to the public offering of 1,750,000 shares of our Common Stock that are held by three mutual funds advised by Lord Abbett & Co. ("Lord Abbett") and 400,000 shares that are owned by The Ben and Celia Marcus 1992 Revocable Trust (the "Trust"). The sale of the shares is not being underwritten. The selling shareholders listed on page 7 of this prospectus may sell or distribute the shares in the manner set forth beginning on page 8 of this prospectus, including through dealers, brokers or other agents, or directly to one or more purchasers from time to time or at any time during which the registration statement is effective. The price may be the market price prevailing at the time of sale or a privately negotiated price.

      We will not receive any of the proceeds from the sale of the shares. We and the Trust have agreed to share the expenses incident to the shares' registration.

                            ------------------------

      Our Common Stock is quoted on the New York Stock Exchange under the symbol "MCS." On August 17, 2001, the last reported sale price of our Common Stock was $14.10 per share.

                            ------------------------

      INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 The date of this prospectus is August 17, 2001

                           TABLE OF CONTENTS

    WHERE YOU CAN FIND MORE INFORMATION....................................1
    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................1
    SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS......................2
    RISK FACTORS...........................................................3
    USE OF PROCEEDS........................................................7
    SELLING SHAREHOLDERS...................................................7
    PLAN OF DISTRIBUTION...................................................8
    LEGAL MATTERS.........................................................10
    EXPERTS ..............................................................10

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of our Common Stock, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. In this prospectus, "Company," "we," "us," and "our" refer to The Marcus Corporation, its predecessors and its consolidated subsidiaries.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). You can inspect and copy these reports, proxy and information statements and other information at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Information on the operation of the public reference room is available by calling the Commission at 1-800-SEC-0330. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information about us.

      This prospectus is part of the registration statement on Form S-3 that we filed with the Commission to register shares of our Common Stock. This prospectus does not contain all of the information contained in the registration statement. Parts of documents are incorporated by reference into this prospectus. You should read these documents in their entirety rather than relying just on the parts incorporated by reference. Some of these documents are exhibits to the registration statement. The registration statement together with its exhibits can be inspected and copied at the public reference facilities and regional offices of the Commission referred to above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, which have been filed by us with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any future filings made by us with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, are incorporated by reference and made a part of this prospectus to the extent statements in this prospectus do not modify or supersede them:

1.    Annual Report on Form 10-K for the fiscal year ended May 31, 2001; and

2. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated November 17, 1993, including any amendment or report filed for the purpose of updating such description.

      You may request, at no cost, a copy of any and all of the documents or information referred to above that has been or may be incorporated by reference in this prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference). Requests should be directed in writing or by phone to:

                The Marcus Corporation
                250 East Wisconsin Avenue
                Milwaukee, WI  53202-4220
                Attn:  Thomas F. Kissinger, Esq.
                Telephone Number:  (414) 905-1000
                World Wide Web Address: www.marcuscorp.com

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Certain matters discussed in this Form S-3 are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as we "believe," "anticipate," "expect," "intend" or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including, but not limited, to the following: (i) the Company's ability to successfully define and build the Baymont brand within the "limited-service, mid-price without food and beverage" segment of the lodging industry; (ii) the availability, in terms of both quantity and audience appeal, of motion pictures for the Company's theatre division; (iii) the effects of increasing depreciation expenses and pre-opening and start-up costs due to the capital intensive nature of the Company's businesses; (iv) the effects of adverse economic conditions in the Company's markets, particularly with respect to the Company's limited-service lodging and hotels and resorts divisions; (v) the effects of adverse weather conditions, particularly during the winter in the Midwest and in the Company's other markets; (vi) the effects on the Company's occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in the Company's markets; (vii) the effects of competitive conditions in the markets served by the Company; and (viii) the effects of increased energy costs.

                             THE MARCUS CORPORATION

      We are primarily engaged in three business segments: limited-service lodging, movie theatres and hotels and resorts.

      As of May 31, 2001, our limited-service lodging operations included a chain of 184 Baymont Inns & Suites limited-service facilities in 30 states and 7 Woodfield Suites all-suite hotels in Wisconsin, Colorado, Ohio, Illinois and Texas. Of the 184 Baymont Inns & Suites, 87 were owned or operated by us, nine were operated under joint venture agreements and 88 were franchised.

      As of May 31, 2001, we operated 49 movie theatres with a total of 482 screens in Wisconsin, Ohio, Illinois and Minnesota and a family entertainment center, Funset Boulevard, in Appleton, Wisconsin.

      As of May 31, 2001, our owned hotels and resorts operations included the Pfister Hotel and the Hilton Milwaukee City Center, which are full-service hotels in Milwaukee, Wisconsin; the Hilton Madison at Monona Terrace, a Madison, Wisconsin full-service hotel; the Grand Geneva Resort & Spa, which is a full-facility destination resort in Lake Geneva, Wisconsin; the Miramonte Resort, which is a boutique luxury resort in Indian Wells, California; and the Hotel Phillips, a full-service landmark hotel located in downtown Kansas City, Missouri (scheduled to reopen in September 2001). As of May 31, 2001, we also managed five hotels for third parties: the Hotel Mead in Wisconsin Rapids, Wisconsin; the Crowne-Plaza Northstar in Minneapolis, Minnesota; the Timber Ridge Lodge in Lake Geneva, Wisconsin; the Hilton Garden Inn Houston NW/Chateau in Houston, Texas (which is scheduled to open in fiscal 2002); and Beverly Garland's Holiday Inn in North Hollywood, California.

      We maintain our executive offices at 250 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-4220. Our phone number is (414) 905-1000.

                                  RISK FACTORS

      Before you invest in our Common Stock, you should be aware that there are various risks, including those described below, associated with your investment. Such risks may have a material adverse effect on our business, financial condition or results of operations. You should carefully consider these risk factors, together with all of the other information included in, and incorporated into, this prospectus before you decide whether to purchase shares of our Common Stock.

      Our Ability to Successfully Define and Build the Baymont Brand Within the "Limited-Service, Mid-Price Without Food and Beverage" Segment of the Lodging Industry Will Directly Impact Our Financial Results and Our Ability to Achieve Certain of Our Important Growth Objectives. In January 1999, we officially changed the name of our limited service lodging facilities from "Budgetel Inns" to "Baymont Inns" and "Baymont Inns & Suites." This name change was part of our goal to rebrand and reposition our Budgetel Inns from the lower-priced economy segment of the limited-service lodging industry to the mid-price without food and beverage segment of the limited-service lodging industry in order to improve our revenue per available room and profitability. We have spent, and will continue to spend, substantial amounts to increase the consumer brand name awareness of our Baymont properties, to enhance the services and amenities at these properties and to renovate and remodel our properties to support our increased room rates and to improve our occupancy rates. These expenses have adversely affected our results of operations and may continue to do so until our Baymont properties realize sufficient increased revenue per available room. There can be no assurance that our rebranding and repositioning efforts will result in an increase in revenue per available room. Furthermore, there is no assurance that we will be able to effectively execute our rebranding and repositioning strategy. Failure to successfully achieve sufficient market share as a result of the rebranding and repositioning of our Baymont properties will materially adversely affect our financial results and will substantially limit our ability to achieve certain of our important growth objectives.

      The Lack of Both the Quantity and Audience Appeal of Motion Pictures May Materially Adversely Affect Our Financial Results. The financial results of our movie theatre business and the motion picture industry in general are heavily dependent on the general audience appeal of available films, together with studio marketing, advertising and support campaigns, factors over which we have no control. For the last three fiscal years, there have been many quarters when the quality of motion pictures did not meet expectations and, as a result, our movie theatre business has not realized desired levels of increases in attendance or box office receipts. The relative success of our movie theatre business will continue to be largely dependent upon the quantity and audience appeal of films made available by the movie studios and other producers. Also, our quarterly results of operations will be significantly dependent on the quantity and audience appeal of films that we exhibit during each quarter. As a result, our quarterly results may be unpredictable and somewhat volatile.

      Our Businesses are Heavily Capital Intensive and Increasing Depreciation Expenses and Pre-opening and Start-up Costs May Materially Adversely Affect Our Financial Results. Each of our three businesses is heavily capital intensive. Purchasing properties and buildings, constructing buildings and renovating and remodeling buildings all require substantial upfront cash investments before these properties and facilities can generate sufficient revenues to pay for the upfront costs and positively contribute to our profitability. In addition, many growth opportunities, particularly for our hotels and resorts division, require lengthy development periods during which significant capital is committed and pre-opening costs and early start-up losses are incurred. We expense these pre-opening and start-up costs currently. As a result, our short-term earnings may be adversely affected by our significant levels of capital investments for the future. Additionally, to the extent we capitalize our capital expenditures, our depreciation expenses may increase, thereby decreasing our earnings. Also, to help pay for some of these capital expenditures, we have borrowed, and will likely continue to borrow, money, resulting in increased interest costs, thereby decreasing our earnings.

      Adverse Economic Conditions in Our Markets May Adversely Affect Our Financial Results, Particularly With Respect to Our Limited-Service Lodging and Hotels and Resorts Divisions. Downturns or adverse economic conditions affecting the United States economy generally, and particularly downturns or adverse economic conditions in the Midwest and in our other markets, adversely affect our financial results. Poor economic conditions adversely affect business and leisure travel plans, which directly impacts our limited service lodging and hotels and resorts divisions. For example, the difficult economic conditions in the Midwest during the fourth quarter of fiscal 2001 resulted in reduced occupancy rates and revenues per available room for our limited service lodging properties and our hotels and resorts properties.

      Adverse Weather Conditions, Particularly During the Winter in the Midwest and in Our Other Markets, May Adversely Affect Our Financial Results. Poor weather conditions adversely affect business and leisure travel plans, which directly impacts our limited-service lodging and hotels and resorts divisions. In addition, adverse winter weather conditions may increase our snow removal and other maintenance costs in all of our divisions. For example, in fiscal 2001, heavier than normal snowfall in the Midwest increased such costs by approximately $600,000 compared to fiscal 2000.

      The Relative Industry Supply of Available Rooms at Comparable Lodging Facilities May Adversely Affect Our Financial Results. Over the past several years, the supply of available rooms at comparable lodging facilities in many of the markets in which we compete has increased at a rate that has exceeded the rise in the demand for such rooms, creating an oversupply of rooms. Such oversupply generally lowers our occupancy rates, reduces our ability to maintain or increase our revenue per available room and may have an adverse affect on our financial results.

      All of Our Business Segments and Properties Experience Ongoing Intense Competition. In each of our businesses, we experience intense competition from national, regional and local chain and franchise operations, some of which have substantially greater financial and marketing resources than us. Most of our facilities are located in close proximity to other facilities which compete directly with ours.

      Increased Energy Costs May Adversely Affect Our Financial Results. Energy costs represent a material expense for us. In fiscal 2001, our energy costs increased by approximately $2.1 million compared to fiscal 2000. Continued increases in the cost of energy may adversely affect our financial results. The amount of energy used in connection with our limited service lodging operations and hotels and resorts is influenced by the weather and, in part, controlled by our customers. As a result, these costs are partially beyond our control, as is the cost of the energy itself. Although we have been able to pass a portion of increased energy costs along to our customers, we have not been able to pass through all such cost increases.

      Our Results May be Seasonal, Resulting in Unpredictable and Non-representative Quarterly Results. Historically, our first fiscal quarter has produced the strongest operating results because this period coincides with the typically strong summer performance of the movie theatre industry and the summer strength of our lodging businesses. Our third fiscal quarter has historically produced the weakest operating results, primarily due to the affects on our lodging businesses of reduced travel during the winter months.

      Our Ability to Attract and Retain Quality Franchise Operators to Franchise Additional Baymont Inns & Suites and Hotel Owners Seeking a Third Party to Manage Properties They Have Acquired or Developed Will Directly Impact Our Ability to Achieve Certain of Our Growth Objectives. Two of our principal growth objectives are to successfully grow our chain of "Baymont Inns" and "Baymont Inns & Suites" by increasing the number of franchised properties and increasing the number of rooms managed by our hotels and resorts division. There can be no assurance that we will be able to identify, attract and retain quality franchise operators or hotel owners seeking a third party to manage properties that they have acquired or developed. Failure to successfully identify, attract and retain quality franchise operators and hotel owners seeking a third party to manage their properties will substantially limit our ability to achieve certain of our important growth objectives.

      Our Ability to Identify Suitable Properties to Acquire, Develop and Manage Will Directly Impact Our Ability to Achieve Certain of Our Growth Objectives. A portion of our ability to successfully achieve our growth objectives for our limited service lodging and our hotels and resorts segments is dependent upon our ability to successfully identify suitable properties to acquire, develop and manage. Failure to successfully identify, acquire and develop suitable and successful locations for new lodging properties will substantially limit our ability to achieve these important growth objectives.

      The Ongoing Poor Financial Condition of Many Companies in the Theatre Industry in General May Have an Adverse Effect on the Terms and Conditions of Our Borrowings and on Our Stock Price. Twelve theatre companies have recently filed for bankruptcy protection. The poor financial performance by these companies in the theatre industry may make it more difficult for us to obtain debt financing and may adversely affect the terms and conditions of our credit facilities. In addition, the poor financial results of most of the other publicly traded theatre companies may have an adverse effect upon the prevailing market price of our Common Stock.

      Our Ability to Continue to Attract, Retain and Plan for the Succession of Our Key Management Personnel May Adversely Affect Us in the Future. Our future success is dependent upon the services of certain of our key management personnel. The loss of the services of our key management personnel, or our inability to effectively implement a successful management succession plan for such individuals, may have an adverse affect on our future business and prospects. Our success also depends upon our ability to hire key officers and other highly qualified personnel and upon our ability to retain and integrate new management personnel into our operations.

      Voting Control by the Marcus Family May Limit Shareholder Rights and Possible Sale Transactions. We have two classes of common stock which, except as otherwise required by law, vote as a single class on all matters submitted to our shareholders. On each matter that is voted on by both classes of common stock, shares of Common Stock (our publicly traded common stock) are entitled to one vote each and shares of our Class B Common Stock (which are principally owned by members of the Marcus family) are entitled to ten votes each. As of the date of this prospectus, members of the Marcus family, including the Trust, Stephen H. Marcus and Diane Marcus Gershowitz, own over 80% of the voting power of all of our stock. As a result, the Marcus family has the ability to determine the outcome of the election of individuals to our board of directors and the outcome of most other matters submitted to a shareholder vote. This voting control may make our Common Stock less attractive to investors and may limit or preclude acquisition offers for the Company which are not on terms acceptable to the Marcus family.

      Certain Provisions of Wisconsin Law May Discourage Certain Takeover Proposals. Wisconsin corporate law contains several provisions which may discourage non-negotiated takeover proposals for us or limit or block certain business combinations between us and one of our major shareholders. Such provisions include (i) limiting the voting power of certain persons owning in excess of 20% of our voting power; (ii) requiring a super-majority vote of shareholders to approve certain business combinations not meeting certain price standards; and (iii) prohibiting certain business combinations between us and one of our major shareholders for a period of three years, unless such acquisition has been approved in advance by our board of directors.

      The Inactive Market for Our Common Stock May Adversely Affect Our Share Price. The average daily trading volume for our Common Stock on the New York Stock Exchange is relatively low. This relative lack of trading volume may make it difficult for owners of our Common Stock to sell large quantities of our Common Stock within a short time period in the public market without adversely affecting the prevailing market price of our Common Stock. Additionally, significant purchases or sales of our Common Stock within a short time period in the public market may result in significant changes in the market price of our Common Stock.

      Large Common Stock Sales May Adversely Affect Our Share Price. Several persons and entities, including Lord Abbett, the Trust and certain members of the Marcus family, beneficially own substantial amounts of our Common Stock. Sales of a large amount of our Common Stock owned by any of these parties or others in the public market within a short time period may adversely affect the prevailing market price of our Common Stock.

      As a result of the risks outlined in this section and other risks, our business, financial condition or operating results may be materially adversely affected. This may cause the trading price of our Common Stock to decline and you may lose part or all of your investment.

      We may become subject to additional risks in the future. We may include these risks in future annual and quarterly reports we file with the Commission. These reports are incorporated into this prospectus by reference. If you are making an investment decision after the date of this prospectus and any of these reports have been filed, you should also consult and carefully consider the risk factors and other information in these reports. In addition, you should note that the fact that certain risks are common within any of our industries does not lessen the significance of the risk.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of the shares. We and the Trust have agreed to share the expenses incident to the registration of the shares subject to sale pursuant to this prospectus.

                              SELLING SHAREHOLDERS

      The 1,750,000 shares of Common Stock which may be sold pursuant to this prospectus by the Lord Abbett mutual funds listed below represent shares issued and sold in a privately negotiated sale by the Trust to three mutual funds advised by Lord Abbett pursuant to the Share Purchase and Registration Rights Agreement dated as of July 16, 2001 (the "Share Purchase Agreement"). The 400,000 shares of Common Stock which may be sold pursuant to this prospectus by the Trust are shares that will, before any sale, be converted from Class B Common Stock to Common Stock on a share-for-share basis pursuant to our Restated Articles of Incorporation. The aggregate number of shares of Common Stock beneficially owned by the selling shareholders as of August 15, 2001, and the aggregate number of shares of Common Stock registered by this registration statement that may be offered and sold pursuant to this prospectus is set forth in the table below. All of the shares of Common Stock offered by the Lord Abbett mutual funds and all of the Class B Common Stock to be converted into Common Stock offered by the Trust are issued and outstanding as of the date of this prospectus. Because a selling shareholder may sell or distribute all or a portion of the shares at any time and from time to time after the date of this prospectus, we cannot estimate the number of shares that the selling shareholders may have upon completion of this offering.

                                                                    NUMBER OF SHARES
                                            NUMBER OF SHARES      REGISTERED FOR SALE    NUMBER OF SHARES OWNED AFTER
      NAME OF SELLING SHAREHOLDER          BENEFICIALLY OWNED          HEREBY (1)        SALE OF REGISTERED SHARES (2)
      ---------------------------          ------------------          ----------        -----------------------------

Lord Abbett Research Fund, Inc. -
Small-Cap Value Series...................       1,366,500               1,366,500                          -

Lord Abbett Securities Trust - Lord
Abbett All Value Fund....................         372,000                 372,000                          -

Lord Abbett Securities Trust - Lord
Abbett Micro-Cap Value Fund..............          11,500                  11,500                          -

The Ben and Celia Marcus 1992
Revocable Trust..........................       3,055,829(3)              400,000                  2,655,829(3)
                                            -------------           -------------              -------------
TOTAL....................................       4,805,829               2,150,000                  2,655,829
                                                =========               =========                  =========
------------------------

(1) This registration statement also covers any additional shares of Common
Stock issued to the selling shareholders as owners of the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration.

(2) The numbers presented assume the sale of all of the shares registered hereunder and that the selling shareholders acquire no additional shares of Common Stock before the completion of the offering.

(3) All of the shares of our stock owned by the Trust are shares of Class B
Common Stock. Shares of the Common Stock to be sold by the Trust pursuant to this prospectus will be converted prior to sale from shares of Class B Common
Stock into shares of Common Stock on a share-for-share basis pursuant to our Restated Articles of Incorporation.

      Other than their share holdings and as set forth in the Share Purchase Agreement, the Lord Abbett mutual funds have not held any position, office, or other material relationship within the past three years with us or any of our predecessors or affiliates. Similarly, other than the Trust's shareholdings, neither us nor any of our predecessors or affiliates have had any material relationships with the Trust during the past three years. However, Stephen H. Marcus, a co-trustee of the Trust, is our Chairman of the Board, President, Chief Executive Officer, a director and is an officer of several of our subsidiaries. Diane Marcus Gershowitz, the other co-trustee of the Trust, is one of our directors. In addition, between the beginning of our 1999 fiscal year and the end of our 2001 fiscal year, we paid approximately $459,000 of interest to certain entities partially owned by Ben Marcus (a former trustee of the Trust), Stephen H. Marcus, Diane Marcus Gershowitz and certain trusts for the benefit of members of their families on nine debts we owed to such entities. These debts are due on demand and bear interest at the prime rate (7.0% as of May 31, 2001). The largest aggregate amount outstanding on the above debts during this period was $2,716,000. As of May 31, 2001, the amount outstanding on the nine debts was $2,716,000. Payment of both principal and interest on these debts is current.

      In May 1998, Marcus Hotels, Inc., one of our subsidiaries, entered into two agreements with Virtuem, Inc., an entity in which Diane Marcus Gershowitz has an interest, to develop and manage a luxury hotel project in Chicago, Illinois. These agreements were terminated on October 2, 1999. In conjunction with this agreement, Marcus Hotels advanced funds for the benefit of Virtuem for costs associated with the development of the project. The advances were secured by a mortgage on Virtuem's leasehold interest, and the interest on the advances was the prime rate plus 1.0%. On March 14, 2001, we acquired the favorable lease rights for the Chicago location from Virtuem for $13.4 million. The purchase price for the lease rights was based upon various independent appraisals and was approved by our board of directors. The purchase price was satisfied by the cancellation of a note from Virtuem related to the advancement of funds noted above, the outstanding principal and interest of which equaled approximately $2.2 million, and the payment by Marcus Hotels to Virtuem of approximately $11.2 million in cash. The Company intends to develop and manage a Baymont Inn & Suites, including adjoining retail space, in the location acquired.

      We believe that all of the above transactions were consummated on terms at least as favorable as could have been obtained from non-affiliated third parties.

                              PLAN OF DISTRIBUTION

      We are registering a total of 1,750,000 shares of Common Stock on behalf of Lord Abbett Research Fund, Inc. - Small-Cap Value Series, Lord Abbett Securities Trust - Lord Abbett All Value Fund, Lord Abbett Securities Trust - Lord Abbett Micro-Cap Value Fund, Inc. and 400,000 shares of Common Stock on behalf of the Trust. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

      The Common Stock subject to this prospectus may be sold from time to time by the selling shareholders or by pledgees of the selling shareholders. Such sales may be made on the New York Stock Exchange or other exchanges or in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions at mutually negotiated prices.

      The manner in which sales of Common Stock subject to this prospectus may be made include:

-     ordinary brokerage transactions;

-     transactions in which a broker solicits purchasers;

-     block trades;

- for settlement of short sales, or through long sales, options or transactions involving cross or block trades;

- purchases by a broker or dealer as principal and resale by such broker dealer for its account;

-     put or call option transactions relating to the Common Stock;

- transactions directly between seller and purchaser without a broker-dealer;

-     in connection with hedging transactions;

-     by pledge to secure debts and other obligations; or

- in any combination of any of the foregoing transactions or by any other legally available means.

      To the extent required, this prospectus may be amended or supplemented from time to time to describe additional plans of distribution. In addition, any such shares that qualify for sale pursuant to Rule 144 ("Rule 144") of the Securities Act of 1933, as amended (the "Securities Act"), may be sold under Rule 144 rather than pursuant to this prospectus.

      In effecting sales, brokers, dealers or agents engaged by the selling shareholder may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated prior to the sale. A broker or dealer that acts as agent for a purchaser of common shares would be paid by the purchaser. Such brokers or dealers and any other participating brokers or dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any commissions, discounts or concessions they make on resale may be deemed to be underwriting discounts or commissions under the Securities Act.

      We and the Trust have agreed to share the expenses incident to the registration of the shares to be sold pursuant to this prospectus. The selling shareholders will pay the expenses of any attorneys, accountants or other advisors or professionals which they engage in connection with the sale of shares pursuant to this prospectus and all brokerage commissions, fees and discounts.

      In order to comply with the securities laws of certain states, if applicable, the shares being offered hereby must be sold in such jurisdictions only through registered or licensed brokers or dealers.

      At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any dealer or agent, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

      We have agreed to indemnify the selling shareholders and persons controlling the selling shareholders against certain liabilities, including certain liabilities under the Securities Act. The selling shareholders have agreed to indemnify us and certain related persons against certain liabilities, including certain liabilities under the Securities Act. The selling shareholders may indemnify any broker, dealer or other agent that participates in transactions involving the sale of the common shares, including against liabilities arising under the Securities Act.

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

      We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) July 16, 2003 or (ii) when all of the shares have been sold pursuant to the registration statement or Rule 144 under the Securities Act or any other rule of similar effect.

                                  LEGAL MATTERS

      The validity of the shares offered hereby will be passed upon by our General Counsel.

                                     EXPERTS

      The consolidated financial statements of The Marcus Corporation incorporated by reference in our Annual Report on Form 10-K for the year ended May 25, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus, in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that there has been no change in our affairs since the date hereof or that the information contained herein or incorporated by reference herein is correct as of any time subsequent to its date.



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